SKYE BIOSCIENCE, INC.

Policy on Inside Information and Insider Trading
A.Background/Purpose
Under federal and state securities laws, it is illegal to engage in transactions in securities of Skye Bioscience, Inc. (the “Company”) while in possession of material, non-public information related to, affecting or regarding the Company, its subsidiaries or another company, including the Company’s partners or suppliers or any company with which the Company intends to engage in a business transaction (if you learn such information through your job at the Company) (such information, “Inside Information”), or to disclose Inside Information to others who then engage in transactions in the securities of the Company or such other company or the securities of the Company’s competitors of the competitors of such other company who might be materially affected by such information or transaction. Insider trading violations are pursued vigorously by the Securities and Exchange Commission (the “SEC”) and other governmental agencies and can result in severe penalties. While the regulatory authorities usually concentrate their efforts on the individuals who trade, or who tip Inside Information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.
The Company has adopted this Policy on Inside Information and Insider Trading (this “Policy”) both to satisfy the Company’s obligation to prevent insider trading and to help the Company’s personnel and its external advisors avoid violating insider trading laws.
The Company will not transact in its own securities except in accordance with applicable securities laws.
B.Applicability of Policy
1.Covered Persons
This Policy applies to the following people (collectively, “Covered Persons”):
•all officers of the Company and its subsidiaries;
•all members of the Board of Directors of the Company (“directors”);
•all employees and consultants of the Company and its subsidiaries; and
•any family members or persons that reside in the same household as any of the foregoing persons (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), and any other family members who do not live in such Cover Person’s household whose transactions in the Company’s securities are directed by such Covered Person or subject to such Covered Person’s influence or control (“Family Members”).

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This Policy also applies to any entities controlled by Covered Persons, including any corporations, limited liability companies, partnerships or trusts (“Controlled Entities”). Notwithstanding the foregoing, this Policy, including without limitation, the trading restrictions, prohibited transactions, pre-clearance requirements, and requirements with respect to Rule 10b5-1 trading plans, shall not apply to an entity that engages in the investment of securities in the ordinary course of its business (e.g., a venture or investment fund) if such entity confirms to the Company that it has established its own insider trading controls and procedures in compliance with applicable securities laws.
Covered Persons are responsible for the transactions of their Family Members and Controlled Entities and therefore should make them aware of this Policy, and transactions by Family Members and Controlled Entities should be treated for the purposes of this Policy as if they were for the Covered Person’s own account.
The failure of any person subject to this Policy to observe and strictly adhere to the policies and procedures set forth herein at all times will be grounds for disciplinary action, up to and including dismissal. To ensure that Company confidences are protected to the maximum extent possible, no individuals other than specifically authorized personnel may release material information to the public, or respond to inquiries from the media, analysts or others outside the Company.
All consultants and outside advisors assisting the Company on sensitive matters are expected to abide by the Policy, although the Company assumes no responsibility with respect to the actions of persons who are not under its direct control. However, the failure of consultants and outside advisers to observe the policies and procedures set forth herein will be grounds for termination of the consultant’s or outside adviser’s relationship with the Company.
2.Covered Transactions
This Policy applies to all transactions in the Company’s securities, including common stock (including any securities that are exercisable for, or convertible or exchangeable into, common stock) and any other securities the Company may issue from time to time whether or not pursuant to any benefit plan adopted by the Company, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s securities. This Policy therefore applies to purchases, sales and other transfers (including gifts) of common stock, options, warrants, preferred stock, debt securities (such as debentures, bonds and notes) and other securities. This Policy also applies to any arrangements that affect economic exposure to changes in the prices of these securities. For purposes of this Policy, the Company considers transactions between Covered Persons and the Company with respect to grants under any Company equity incentive plan (or, to the extent applicable, granted outside such plan) to be exempt from this Policy. Such transactions include, without limitation, the following:
•the forfeiture to the Company of restricted shares of common stock or stock units to cover withholding tax obligations upon the vesting of a restricted stock unit (“RSU”);
•the exercise of options for cash; or

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•the exercise of options on a “net exercise” basis pursuant to which an optionee either (i) delivers outstanding shares of common stock to the Company or (ii) authorizes the Company to withhold from issuance shares of common stock issuable upon exercise of the option, in either case, having a fair market value on the date of exercise equal to the aggregate exercise price.
Thus, restrictions contained in this Policy would apply to the sale of the Company’s securities in the open market to pay the exercise price of an option and to the “cashless exercise” effected through a broker or “same day sale” of shares underlying an option or an RSU. In addition, any sale of the underlying securities acquired upon the exercise of an option or vesting of an RSU is subject to the Policy. This Policy does not apply to the granting of options or other equity awards.
Additionally, the restrictions in this Policy do not apply to: (i) transactions made under a Rule 10b5-1 plan approved in accordance with the 10b5-1 Pre-Planned Trading Programs Policy attached hereto as Schedule B (a “Rule 10b5-1 Plan”), (ii) transactions in mutual funds that are invested in the Company’s securities over which Restricted Persons do not have control; (iii) purchases of securities under a dividend reinvestment and stock purchase plan, if such plan is adopted by the Company, resulting from your reinvestment of dividends paid on the Company’s securities; and (iv) purchases of the Company’s securities in the Company’s 401(k) plan resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election. The foregoing prohibition does include voluntary purchases of the Company’s securities resulting from additional contributions a Covered Person chooses to make to such a plan, and to a Covered Person’s election to participate in such a plan or increase such Covered Person’s level of participation in such a plan. The foregoing prohibition also includes a Covered Person’s sale of any of the Company’s securities purchased pursuant to such a plan.
In addition to the other restrictions set forth in this Policy, the following transactions are strictly prohibited at all times:
•trading in call or put options involving the Company’s securities and other derivative securities;
•engaging in short sales of the Company’s securities (i.e., the sale of a security that the seller does not own);
•engaging in hedging or monetization transactions with respect to the Company’s securities, such as prepaid variable forwards, equity swaps, collars and exchange funds;
•holding the Company’s securities in a margin account; and
•placing standing orders with a broker to sell or purchase Company securities at a certain price beyond a one-day order.
This Policy also applies to any offers with respect to the transactions discussed above.
The Company strongly discourages trading in the Company’s securities on a short-term basis. Any Company securities purchased in the open market should be held for a minimum of six months and ideally longer. Directors and executive officers of the Company are subject to

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“short- swing profit recovery” for any profit realized on the purchase and sale or sale and purchase of the Company’s securities within any six-month period.
If you are unsure whether or not a particular transaction is prohibited under this Policy, you should consult with the person designated by the chief executive officer of the Company (the “Chief Executive Officer”) to serve as the compliance officer under this Policy (the “Compliance Officer”), prior to engaging in, or entering into, an agreement, understanding or arrangement to engage in, such transaction. You should note that there are no exceptions from insider trading laws or this Policy based on the size of the transaction.
3.Responsibilities Regarding the Non-Public Information of Other Companies
This Policy also prohibits the unauthorized disclosure or other misuse of, or trading on, any material non-public information obtained in the course of your work of other companies (1) with which the Company does business, such as the Company’s distributors, vendors, customers and suppliers, or (2) involved in a potential transaction or business relationship with the Company. This Policy also prohibits the trading in securities of any other company based on any material non-public information obtained in the course of your work, or the securities of the Company’s competitors or the competitors of such other company who might be materially affected by such information until such information becomes public or is no longer material. Information that is not material to the Company may nevertheless be material to one of those other companies.
4.Applicability of this Policy After Your Departure
You are expected to comply with this Policy until such time as you are no longer affiliated with the Company and you no longer possess any material non-public information subject to this Policy. In addition, if you are subject to a trading blackout under this Policy at the time you cease to be affiliated with the Company, you are expected to abide by the applicable trading restrictions until at least the end of the relevant blackout period.
5.No Exceptions based on Personal Circumstances
There may be instances where you suffer financial harm or other hardship or are otherwise required to forego a planned transaction because of the restrictions imposed by this Policy. Personal financial emergency or other personal circumstances are not mitigating factors under securities laws and will not excuse a failure to comply with this Policy.
6.Not Legal or Financial Advice

Nothing in this Policy is, or is intended to be, legal or financial advice, and you should not rely on any of the information contained herein when making legal or financial decisions.
7.References current as of effective date
Any references to regulations or laws are based on Company’s knowledge as of the effective date located on the cover page of this Policy. Such regulations or laws are subject to

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change and, as a result, may differ materially from what is in this Policy. You acknowledge that you are responsible for ensuring compliance with such regulations and laws.
C.General Policy
No Covered Person who is in possession of Inside Information may, either directly or indirectly (including, without limitation, through a Family Member, friend or Controlled Entity),
(i) purchase or sell, or recommend the purchase or sale of, the Company’s securities, (ii) engage in any other action to take advantage of Inside Information (iii) provide Inside Information to any other person outside of the Company, including Family Members and friends or (iv) assist anyone engaged in the above activities.
In addition, material non-public information about another company, or about us that can be extrapolated to another company, that a Covered Person learns through their job at the Company is subject to these same restrictions around disclosure and trading. If, in the course of working for the Company, a Covered Person learns of material non-public information about a company (1) with which the Company does business, such as the Company’s suppliers, business partners, customers or competitors, or (2) that is involved in a potential transaction or business relationship with the Company, a Covered person cannot use that information to engage in transactions in that Company’s securities until the information becomes public or is no longer material. Further, if you learn about developments at our Company that might be extrapolated to peer companies of ours, you may not trade in the securities of such peer companies based on the information you know about us. Any such actions will be deemed a violation of this Policy.
D.Specific Policies
1.Black-out Periods
All directors and executive officers of the Company and its subsidiaries, as well as certain key employees, as listed on Schedule A hereto (as may be amended from time to time by the Compliance Officer), as well as any Family Members or Controlled Entities of such persons (all of the foregoing being “Restricted Persons”) are subject to additional restrictions on their ability to engage in purchase or sale transactions involving the Company’s securities. Restricted Persons are more likely to have access to Inside Information regarding the Company because of their positions or affiliations with the Company and, as a result, their trades in the Company’s securities are more likely to be subject to greater scrutiny.
Accordingly, from time to time, the Company may impose special black-out periods on Restricted Persons and other employees of the Company if, in the judgment of the Compliance Officer, it is likely that such person or persons have become aware of significant corporate developments that have not yet been disclosed to the public, even when trading otherwise may be permitted. In the event that certain Restricted Persons or other employees of the Company become subject to a special black-out period, such persons are prohibited from (i) trading in the Company’s securities and (ii) disclosing to others the fact they are subject to such special black-out period. These special black-out periods may vary in length and may or may not be broadly communicated to Covered Persons.
2.“Tipping” of Information

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Covered Persons may not disclose, convey or “tip” Inside Information to any person by providing them with Inside Information other than to disclose on a “need to know” basis to officers and employees of the Company or outside advisors in the course of performing their duties for the Company. When sharing Inside Information with other officers and employees of the Company or outside advisors, or other persons involved in the business and affairs of the Company, such information should be confined to as small a group as possible. Unlawful tipping includes passing on Inside Information to friends, family members or acquaintances under circumstances that suggest that persons subject to this Policy were trying to help the recipients of such information to make a profit or avoid a loss by trading in the Company’s securities based on such information.
3.Pre-clearance
A Restricted Person must obtain prior clearance from the Compliance Officer (or, if the Restricted Person is the Compliance Officer, from the Chief Executive Officer or chief financial officer of the Company (“Chief Financial Officer”)), or such person’s designee, in writing (which may be via e-mail) before such Restricted Person makes any purchases or sales of the Company’s securities, regardless of whether or not a black-out period is then in effect. Members of the Restricted Group must submit a written request for pre-clearance of a transaction to the Compliance Officer by: (a) providing written notification of the amount and nature of the proposed trade, and (b) certifying no earlier than three business days before the proposed date of execution of the transaction that such Covered Person has no Inside Information and, to their knowledge, will have no Insider Information as of the proposed trade date.
When a request for pre-clearance is made, the Restricted Person should carefully consider whether he or she may be aware of any material nonpublic information about the Company, and should describe fully those circumstances to the Compliance Officer. If subject to Section 16, the Restricted Person should also indicate whether he or she has effected any non-exempt “opposite-way” transactions within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5. The Restricted Person should also be prepared to comply with SEC Rule 144 and file Form 144, if necessary, at the time of any sale.
In evaluating each proposed transaction, the Compliance Officer, or such person’s designee, will consult as necessary with senior management and outside counsel before clearing any proposed trade. Clearance of a transaction is valid for no more than the five (5) business day period immediately following receipt by the Restricted Person of such clearance. If clearance is denied, the fact of such denial must be treated as material non-public information and kept confidential by the person requesting such clearance. Once a Restricted Person has obtained pre-clearance, they must notify the Compliance Officer upon completion of the trade. Restricted Persons do not need to receive pre-clearance for trades pursuant to a Rule 10b5-1 Plan.
Pre-clearance does not relieve anyone of their responsibility under applicable insider trading rules and regulations and should not be understood to represent legal advice by the Company that a proposed transaction complies with the law. None of the Company, the Compliance Officer, or the Company’s other employees will have any liability for any delay in reviewing, or refusal of, a request for pre-clearance.
E.Compliance

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All Covered Persons must promptly report, in accordance with the procedures set forth in the Company’s Code of Ethics and Business Conduct (including through the use of the Company’s hotline described in the Code of Ethics and Business Conduct), any trading in the Company’s securities by any Covered Person, or any disclosure of Inside Information or material non-public information concerning other companies by such Covered Person, that such person has reason to believe may violate this Policy or federal or state securities laws.
Persons in possession of Inside Information when their employment or service terminates may not trade in the Company’s securities until that information has become public or is no longer material.
F.Additional Information
1.What is Inside Information?
“Inside Information” is material information about the Company that is not available to the public. Information generally becomes available to the public when it has been disclosed by the Company or third parties in a press release or other authorized public statement, including any filing with the SEC. In general, information is considered to have been made available to the public on the second trading day after the formal release of the information. In other words, there is a presumption that the public needs approximately one complete trading day to receive and absorb such information.
2.What is Material Information?
As a general rule, information about the Company is “material” if a reasonable investor would consider it important in deciding whether to buy, hold or sell the Company’s securities. In particular, information is considered to be material if its disclosure to the public would be reasonably likely to affect (i) an investor’s decision to buy or sell the securities of the company to which the information relates, or (ii) the market price of that company’s securities.
While it is not possible to identify in advance all information that will be deemed to be material, some examples of such information may include the following:
•corporate earnings or earnings forecasts;
•possible mergers, acquisitions, tender offers, or dispositions;
•major new products or product developments;
•results of clinical trials or preclinical studies or research efforts;
•communications sent to or received from the U.S. Food and Drug Administration or foreign regulatory authorities;
•important business developments, such as trial results, developments regarding strategic collaborations or the status of regulatory submissions;
•management or control changes;

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•significant financing developments, including proposed public sales or offerings of debt or equity securities, or plans to enter into bank financings;
•defaults on borrowings;
•bankruptcies;
•cybersecurity or data security incidents;
•significant litigation or regulatory actions or the results thereof;
•significant related party transactions; and
•imposition of a special black-out period, as described in the section titled “Black-Out Periods” above.
It can sometimes be difficult to know whether information would be considered “material.” The determination of whether information is material is almost always clearer after the fact, when the effect of that information on the market can be quantified. Although you may have information about the Company that you do not consider to be material, federal regulators and others may conclude (with the benefit of hindsight) that such information was material. Therefore, trading in the Company’s securities when you possess non-public information about the Company can be risky. When doubt exists, the information should be presumed to be material. If you are unsure whether you are in possession of material non-public information, you should consult with the Compliance Officer prior to engaging in, or entering into an agreement, understanding or arrangement to engage in, a purchase or sale transaction of any of the Company’s securities.
3.What is the Penalty for Insider Trading?
Engaging in transactions in securities on the basis of Inside Information is a crime. The consequences of insider trading and tipping are severe and may, in some cases, be applied to the Company as well as to the individual who illegally trades or tips. Possible consequences include criminal prosecution with the potential for prison terms and additional fines if convicted, civil penalties, termination of employment and personal embarrassment resulting from adverse publicity.
G.Section 16 Compliance
Certain officers and directors of the Company have additional compliance requirements pursuant to Section 16 (“Section 16”) of the Securities Exchange Act of 1934, as amended, including the filing of Forms 3, 4 and 5 to report holdings and trades of the Company’s securities. Generally, if one of these officers or directors buys or sells shares of the Company’s common stock, is granted or exercises options to purchase shares of the Company’s common stock or is granted restricted stock, the officer or director must report the transaction to the SEC on a Form 4 within two business days. The Company and its legal counsel would be pleased to assist officers and directors in preparing and filing Section 16 reports at the officers’ or directors’ request. Officers and directors should recognize, however, that they remain ultimately responsible for the correct and timely filing of their Section 16 reports, and their compliance with the other requirements and restrictions of Section 16.

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To comply with Section 16 reporting deadlines, the SEC requires public companies (including the Company) to report in their annual proxy statements the names of their officers and directors who failed to timely file Section 16 reports. In addition, the SEC has brought enforcement actions against corporate insiders in connection with the insiders’ failure to file Section 16 reports. Any person who willfully fails to file a report which he or she knew was required under Section 16 or who willfully misrepresents information reported under Section 16 may be subject to criminal penalties (including imprisonment and fines), in addition to SEC enforcement orders and possible civil liability.
To help ensure compliance with the requirements of Section 16, if any covered officer or director is aware of any trades in the securities of the Company which he or she has made but which have not been reported to the Company and/or to the SEC on a Form 4 or, at the end of the year, a Form 5, please contact the Compliance Officer so that the information may be reported to the SEC.
H.Certification
You must sign, date and return the attached Certification (or such other certification as the Compliance Officer may determine is appropriate) stating that you have received, read, understand and agree to comply with the Company’s Policy on Inside Information and Insider Trading. The Company may require you to sign such a Certification on an annual basis, which Certification may be in electronic format. Please note that you are bound by the Policy whether or not you sign the Certification.
If you have any questions with regard to this Policy, you should consult with the Compliance Officer.
Approved: December 2024

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SCHEDULE A

RESTRICTED PERSONS.
•All directors of the Company;
•All executive officers of the Company;
•All employees of the Company that provide financial or accounting services to the Company; and
•Any other persons designated by the Compliance Officer, or such person’s designee, from time to time, as set forth below:

Updated: December 2024

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SCHEDULE B

RULE 10B5-1 PRE-PLANNED TRADING PROGRAMS

1.Introduction
The Company has adopted a written Policy on Inside Information and Insider Trading (the “Policy”), to which this “Rule 10b5-1 Pre-Planned Trading Programs” is an attachment, containing certain basic principles and policies concerning the engaging in transactions involving the securities of the Company by persons subject to the Policy. This Schedule B sets forth the Company’s policy concerning pre-planned trading programs enacted pursuant to affirmative defense set forth in Rule 10b5-1 (“Rule 10b5-1”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), by the Company’s directors, officers and employees that have been pre-cleared by the Compliance Officer (as defined in the Policy) as provided below.
Notwithstanding any other guidelines contained in the Policy to the contrary, it shall not be a violation of the Policy for the persons subject to the Policy to sell (or purchase) securities of the Company under certain pre-planned trading programs adopted to purchase or sell securities in the future (“Trading Programs”) which Trading Programs (i) are in compliance with Rule 10b5-1, and (ii) have been pre-cleared at least 10 calendar days prior to their effective date, in writing, by the Compliance Officer (or, if the person implementing such program is the Compliance Officer, by the chief executive officer of the Company). In approving a Trading Program, the Compliance Officer may, in furtherance of the objectives expressed in the Policy, impose criteria in addition to those set forth in Rule 10b5-1. You should therefore confer with the Compliance Officer prior to entering into any Trading Program. To initiate any transactions under this exception, a person subject to the Policy (a “person” for purposes of this attachment only) must comply with each of the following elements with respect to any Trading Program:
(a)The Trading Program must be adopted in good faith while the person is not in possession or aware of material non-public information, and not during any special trading black-out period.
(b)The Trading Program must be in writing and must either (i) clearly specify in advance the following:(1) the number of securities to be bought or sold; (2) the prices at which the securities will be bought or sold; and (3) the timing of the purchases or sales (which may be included by a formula, algorithm or other means) or (ii) delegate discretion on the foregoing matters to an independent third party (such as a securities broker or investment manager) over which the insider may not exercise any subsequent influence. The insider must refrain from attempting to influence how, when or whether transactions will be made pursuant to the Trading Program.
(c)The Trading Program cannot be entered into as part of a plan or scheme to evade the prohibitions on insider trading under the federal securities laws. Therefore, although modifications to an existing Trading Program are not prohibited, a Trading Program should be adopted with the intention that it will be amended or modified infrequently, if at all, since changes to the Trading Program could raise issues as to the individual’s good faith.

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(d)Any person wishing to proceed under the Trading Program exception (or to modify or terminate a previously adopted Trading Program) must first obtain written pre- clearance from the Compliance Officer (or, if the person implementing the Trading Program is the Compliance Officer, from the chief executive officer of the Company). This pre-clearance requirement will permit the Company to review the proposed Trading Program as to compliance with applicable securities laws (including Rule 10b5-1), the Policy and the best interests of the Company, with a view toward avoiding unnecessary litigation and other consequences detrimental to the Company and the person seeking to avail himself or herself of this exception. The Company therefore reserves the right to pre- clear or not pre-clear any proposed Trading Program (or the modification of any existing Trading Program) in its sole and absolute discretion based on, among other factors, policies and criteria adopted by the Company from time to time, market conditions, legal and regulatory considerations, and the potential impact of any such Trading Program on any actual or prospective transactions (including the offering of securities) to which the Company is or may be a party.
(e)No Trading Program may provide for the execution of any transaction until the competition of an applicable “cooling-off period” as follows (1) if you are required to comply with the reporting provisions of Section 16 (“Section 16”) under the Exchange Act, the later of (i) 90 days following adoption or modification of the Trading Program and (ii) two business days following the filing of the Form 10-Q for the fiscal quarter (or fiscal year in the case of a Form 10-K) in which the Trading Program was adopted, in any event, the required period not to exceed 120 days following adoption or modification of the Trading Program; and (2) for any other person subject to this Policy, 30 days following the adoption or modification of the Trading Program.
(f)Subject to certain limited exceptions specified in Rule 10b5-1, persons subject to the Policy are limited to one Trading Program designed to effect an open market purchase or sale of the total amount of securities subject to the Trading Program as a single transaction in any 12-month period.
(g)Subject to certain limited exceptions specified in Rule 10b5-1, persons subject to the Policy may not maintain more than one Trading Program at any time for open market purchases or sales of securities of the Company.
(h)The Trading Program must have a minimum term of six months and a maximum term of two years (starting from when trades first occur in accordance with these requirements).
(i)The Company reserves the right not to pre-clear any proposed Trading Program (or the modification of any existing Trading Program) unless it includes the following elements, as well as such additional terms and conditions as the Company may require from time to time:

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•There is no material non-public information at the time a person wishes to enter into a Trading Program (or to modify or terminate a previously adopted Trading Program). If there is any such material non-public information, the Company may delay its pre-clearance of the Trading Program until the information has been disclosed. The Company may also require an interval between the adoption of the Trading Program and the first trade under such Trading Program.
•Under appropriate circumstances, the Company may wish to make a public announcement of the Trading Program at the time of adoption.

    The proposed Trading Program contains procedures to ensure prompt compliance with (i) any reporting requirements under Section 16, (ii) SEC Rule 144 or Rule 145 under the Securities Act of 1933, as amended, relating to any sales under the Trading Program, and (iii) any suspension of trading or other trading restrictions that the Company determines to impose on sales under a pre-cleared Rule 10b5-1 Trading Program, under applicable law or in connection with an offering by the Company of securities, including without limitation lock-up or affiliate letters required in connection with a proposed merger, acquisition or distribution of Company securities or any restrictions on or suspensions of trading imposed by applicable authorities (including the SEC or other governmental authority, or any stock exchange, automated quotation system or other self- regulated organization that promulgates rules to which the Company is subject from time to time). Each person understands that the pre-clearance or adoption of a pre-planned selling program in no way reduces or eliminates such person’s obligations under Section 16, as amended, including such person’s disclosure and short-swing trading liabilities thereunder. If any questions arise, such person should consult with his or her own counsel prior to entering into a Trading Program.
If you are required to comply with the provisions of Section 16, the Trading Program must include a representation that the person establishing the Trading Program is (1) not aware of any material non-public information about the Company or the Company’s securities; and (2) adopting the Trading Program in good faith and not as part of a plan or scheme to evade Rule 10b-5;
The Trading Program must be submitted to the Company’s Compliance Officer with an executed certificate stating that the person adopting the Trading Program (i) is not aware of any material non-public information, (ii) is adopting the Trading Program in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5 under the Exchange Act, (iii) the Trading Program complies with Rule 10b5-1 and (iv) the criteria set forth above.
Any amendment to a Trading Program requires approval by the Compliance Officer and the amendment can be made only during a time when it would have been permitted under this Policy and also lawful to enter into a new Trading Program, meaning the modification must be adopted (i) during an open trading window and not during any trading black-out period and (ii) at a time when the person seeking to establish the Trading Program was not in possession of

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material non-public information. Modifying or changing the amount, price, or timing of the purchase or sale of the Company’s securities pursuant to the Trading Program will be deemed the same as terminating your existing Trading Program and entering into a new Trading Program. Accordingly, the approval process is the same as for adopting a new Trading Program, including being subject to a new “cooling-off period.” The Company discourages multiple modifications to Trading Programs, as that may give the appearance that you are trading on material non-public information under the guise of that Trading Program.
The establishment of a Trading Program with respect to a Covered Person may be publicly announced by the Company. Further, the Company and the Company’s officers and directors must make certain disclosures in SEC filings concerning Trading Programs. Officers and directors of the Company must undertake to provide any information requested by the Company regarding Trading Programs for the purpose of providing the required disclosures or any other disclosures that the Company deems to be appropriate under the circumstances. Establishing a Trading Program does not exempt Covered Persons from complying with the Section 16 six-month short swing profit rules or being subject to liability under those rules.

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CERTIFICATION
I hereby certify that I:
•have read and understand the Policy on Inside Information and Insider Trading and related procedures (including Schedules A and B thereto and the Company’s Public Disclosure Policy), a copy of which was distributed with this Certificate;
•have complied with the foregoing policy and procedures; and
•will continue to comply with the policy and procedures set forth in the Policy;

Signature:     Name:
(Please print)

Title:     Date: